                                                                   EXHIBIT 10.23


                           REVLON EXECUTIVE BONUS PLAN
                   (AMENDED AND RESTATED AS OF MARCH 1, 2000)


I.       OBJECTIVES

         This Executive Bonus Plan (the "Plan") for Revlon, Inc. ("Revlon") and its participating affiliates (collectively, the "Company") is intended to provide an annual cash incentive program which will:

         o reinforce the Company's Strategic Principles and goals and each eligible individual's role in achieving them;

         o attract, retain, and motivate the executive human resources necessary to operate the Company;

         o encourage improved profitability, return on investment, and growth of the Company;

         o enhance the major values of the Company - innovation, quality, growth, teamwork, and satisfied customers and consumers;

         o        reflect the Company's commitment to pay for performance; and

         o in the case of Covered Employees as defined in Treasury Regulation 1.162-27(c)(2) (or successors thereto), be directly related to the performance results of the Company and contingent upon the achievement of certain corporate goals.

II.      ADMINISTRATION OF THE PLAN

         The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of Revlon from among its members and shall be comprised, unless otherwise determined by the Board of Directors, of not less than two members who shall be "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

         The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to assign Participation Levels (described more fully in Section IV), to determine Business Objectives and Personal Performance Objectives (described more fully in Section V), to determine whether such Objectives have been met, to determine whether an award will be paid out as described in Section VI or deferred, and to determine whether an award should be reduced or eliminated.

         The Committee shall have full power and authority to construe, administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee may at any time amend, modify, suspend or terminate such rules, regulations, agreements, guidelines or instruments. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all parties concerned, including the Company, Revlon stockholders and any participant under the Plan.

         Except as with respect to a Covered Employee, the Committee may delegate all or a portion of its administrative duties under the Plan to such officers or other employees of the Company as it shall determine. With respect to a Covered Employee, the Committee may not delegate any of its administrative duties under the Plan.

         The Plan Year shall mean the calendar year.

III.     ELIGIBILITY

         (1) Executives whose positions are classified in salary grades 9 and above of the Company's exempt salary program, and (2) general managers and above and other key executives of the Company's operations outside the United States are eligible for participation in the Plan. No eligible executive may be a participant in the Plan unless he or she shall have signed Revlon's Employee Agreement as to Confidentiality and Non-Competition (as the same may be amended from time to time by the Company).

IV.      PARTICIPATION LEVELS/TARGET AWARDS

         All participants will be assigned a Participation Level which will determine their Target Award. The Target Award is the Bonus Award, expressed as a percent of base salary. Target Awards shall be payable provided that certain threshold, target and maximum Objectives established by the Committee pursuant to Plan sections VI A and B are met. Base salary earned during the Plan Year will be used in calculating Bonus Awards under the Plan.

         The maximum award payable with respect to any Plan Year to any individual participant is 200% of the Target Award, not to exceed the lesser of 100% of base salary earnings or $2,000,000.

         Except where required to be determined by the Committee, Participation Levels are generally based on an individual's grade level, reporting level, and the impact the position has on the organization's results. Each participant's Participation Level will be communicated to him/her at the time Objectives are set for the Plan Year and any other time during the Plan Year, as needed.

V.       BUSINESS AND PERSONAL PERFORMANCE OBJECTIVES

         For each Plan Year, the annual Objectives shall be determined by the Committee in writing, by resolution of the Committee or other appropriate action, not later than 90 days after commencement of such Plan Year, and each such Objective shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the applicable participant if such Objective is obtained; provided, however, that if an individual becomes eligible to participate during a Plan Year and after such 90 day period, that individual's Objectives may be determined by the Committee in writing, by resolution of the Committee or other appropriate action, before no more than 25% of the period of service to which the Objectives relate has elapsed. The Committee shall determine the portion of the Target Award assigned to Business Objectives and Personal Objectives.

            A. BUSINESS OBJECTIVES

               The Business Objectives to which a Bonus Award relates ("Business Objectives") shall be based on one or more of the following objective business performance factors, as it/they apply to the Company or a business unit of Revlon and/or an Affiliate(s): stock price; fair market value; book value; market share; earnings per share; cash flow; return on equity, assets, capital or investment; net income; operating profit or income; operating income before restructuring charges, plus depreciation and amortization other than relating to early extinguishment of debt and debt issuance costs; net sales growth; expense targets; working capital targets relating to inventory and/or accounts receivable; operating margin; productivity improvement; cost or expenses; planning accuracy (as measured by comparing planned results to actual results); customer satisfaction based on market share; and implementation or completion of critical projects or processes.

               In the Committee's discretion, Business Objectives (other than with respect to Covered Employees) may be developed by each Group Head and approved by the Executive Vice President, Chief Financial Officer of Revlon and the President and CEO of Revlon, subject to final review and approval by the Committee.

               Once established, the Committee may not have discretion to increase the amount payable under such Award, provided, however, that whether or not a Bonus Award is intended to constitute qualified performance based compensation within the meaning of Code section 162(m), the Committee shall make appropriate adjustments in Business Objectives to reflect the impact of extraordinary items not reflected in such Objectives. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, all determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30),
               (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and (6) such other items as may be prescribed by Code Section 162(m) and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. Notwithstanding the attainment by the Covered Employee of the applicable Business Objective(s), the Committee has the discretion to reduce, prior to certification of such Objective(s), some or all of the Section 162(m) Bonus Award that otherwise would be paid.

               Each Bonus Award shall specify the Business Objectives to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula of determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the Business Objectives.


   B.          PERSONAL PERFORMANCE OBJECTIVES

               This portion of the Bonus Award will be based on Personal Performance Objectives which are specific to each individual, such as human resource management, advertising, account penetration, new product development, etc. A maximum of five to seven Personal Performance Objectives will be established each year with appropriate standards of performance.

               In the Committee's discretion, Personal Performance Objectives (other than with respect to Covered Employees) may be developed by each participant's Department Head, approved by the Group Head and reviewed with the participant.

               In no event shall any portion of a Section 162(m) Bonus Award made to a Covered Employee be determined under this subsection B.

VI.      ACTUAL BONUS AWARDS

         Actual Bonus Awards will be determined for each participant based on the degree to which the participant's Business Objectives and Personal Performance Objectives are achieved. The earned award for the achievement of Business Objectives will be added to the earned award for the achievement of Personal Performance Objectives to determine a participant's total Bonus Award earned under the Plan, subject to the maximums provided for in Section IV.

         A.    BUSINESS OBJECTIVES

               Bonuses earned under this portion of the Plan will be based on achievement against each Business Objective's target in accordance with its assigned weight. Proportionate awards will be earned for achievement between the threshold, target, and maximum Objectives.

         B.    PERSONAL PERFORMANCE OBJECTIVES

               Bonuses earned under this portion of the Plan will be based on each participant's performance against Personal Performance Objectives in accordance with its assigned weight. Proportionate awards will be earned for achievement between the threshold, target, and maximum Objectives. Based on criteria established at the beginning of the year by the President and CEO of Revlon, participants may earn up to 200% of their personal performance target award.

VII.     SECTION 162(m) BONUS AWARDS

         The Committee may designate any particular Bonus Award as being a "Section 162(m) Bonus Award"; provided that any Bonus Award so designated will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

                  1. No Section 162(m) Bonus Award may be paid unless and until the stockholders of the Company have approved the Plan in a manner which complies with the stockholder approval requirements of Section 162(m) of the Code.

                  2. A Section 162(m) Bonus Award may be made by a minimum of two members of the Committee, each of whom must be an "outside director" (within the meaning of Section 162(m) of the Code).

                  3. The performance goals to which a Section 162(m) Bonus Award is subject must be based on Business Objectives in accordance with plan section V.A. Such Business Objectives, and the Bonus Award payable on attainment thereof, must be established by the Committee within the time limits required in order for the Section 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

                  4. No Section 162(m) Bonus Award may be paid until the Committee has certified the appropriate level of attainment of the applicable Business Objectives.

                  5. The maximum amount of a Section 162(m) Bonus Award is $2,000,000.

VIII.    CORPORATE/GROUP BUSINESS OBJECTIVES

         Without limiting in any way the Committee's discretion to establish Bonus Awards, it is expected that targeted Business Objectives for participants should include Corporate/Group/Division performance factors to the extent applicable, in order to foster each executive's commitment to teamwork and sharing in the Company's overall success.

IX.      MISCELLANEOUS

         In the event of a change of assignment or transfer prior to October 31 of the Plan year, the participant's Bonus Award will be calculated for each position on a pro-rated basis. Similarly, an executive who is newly hired or who joins the Plan after the start of the Plan year, and prior to October 31, will be eligible for a pro-rated Bonus Award based on the percentage of the Plan year actually worked while a participant.

         Bonus Awards will be distributed on or about March 31 following the applicable Plan Year. Bonus Awards will not be paid to a participant who does not remain actively employed by the Company through the date Bonus Awards are distributed except that, in the sole discretion of the President and CEO of Revlon:

         (a) an executive whose employment terminates due to death, disability, or retirement at any time after the start of a Plan year, or

         (b) an executive whose employment is terminated by the Company otherwise than for "good reason" (as defined in the Revlon Executive Severance Policy) or other like cause at any time after June 30 of a Plan year, may receive a Bonus Award, pro-rated if appropriate, based on the number of months of active employment during the Plan year. The aforedescribed exception shall not be applicable to Section 162(m) Bonus Awards.

         The Plan shall be unfunded. The Company shall not be required to establish any special segregation of assets to assure the payment of Bonus Awards.

         The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         The Company shall have the right to deduct from Bonus Awards paid any taxes or other amounts required by law to be withheld.

         Participation in the Plan shall not confer upon any participant any rights to continue in the employ of the Company, limit in any way a participant's right or the right of the Company to terminate a participant's employment at any time, or confer upon any participant any claim to receive a Bonus Award other than as provided in the Plan, and no participant's rights under the Plan may be assigned, attached, pledged or alienated by operation of law or otherwise.

         The Committee reserves the right to revise or terminate the Plan at any time during or after a Plan performance period. The President and CEO of Revlon, at his discretion, may also make exceptions to this Plan, other than in the case of Covered Employees.